UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Citi Trends, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

17 Park of Commerce Boulevard, Suite 200

Savannah, Georgia 31405

(912) 236-1561

May 1, 2026

Dear CITITRENDS Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., Eastern Time, on June 10, 2026. We will conduct our Annual Meeting in a virtual format, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2026. We have designed the format of the virtual meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the annual meeting.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your continued support.

Regards,

Kenneth D. Seipel
Chairman and Chief Executive Officer

Citi Trends, Inc.

17 Park of Commerce Boulevard, Suite 200

Savannah, Georgia 31405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 10, 2026

To CITITRENDS Stockholders:

You are cordially invited to attend the virtual annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held on June 10, 2026, at 9:00 a.m., Eastern Time. This will be a virtual meeting only, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2026. Please note that there is no in-person annual meeting for you to attend.

The Annual Meeting is being held for the following purposes:

1.	To elect the eight nominees named in the proxy statement to the board of directors to serve as directors whose terms will expire at the 2027 annual meeting of stockholders or until their earlier death, resignation, removal or disqualification;
2.	To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in the proxy statement;
3.	To ratify, on a non-binding basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027; and
4.	To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 15, 2026, the record date for the Annual Meeting.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/CTRN2026 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card.

On May 1, 2026, we expect to release the proxy materials to our stockholders and to send these stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal 2025 Annual Report, and how to vote through the Internet or by telephone. All stockholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of our proxy materials by mail.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the virtual-only meeting, please take a few minutes now to vote your shares as described in the Notice of Internet Availability of Proxy Materials or your proxy card so that your shares may be represented and voted at the Annual Meeting. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

By Order of the Board of Directors,

Kenneth D. Seipel
Chairman and Chief Executive Officer
May 1, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 10, 2026: The Proxy Statement and our 2025 Annual Report are available at https://ir.cititrends.com/annual-meeting

2026 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide an overview of the items presented in this proxy statement. We encourage you to read the entire proxy statement for more information about these topics prior to voting at the 2026 annual meeting of stockholders.

Annual Meeting of Stockholders

Time and Date:	June 10, 2026; 9:00 a.m. Eastern Time
Means:

Via live audio webcast at www.virtualshareholdermeeting.com/CTRN2026. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to participate in the virtual Annual Meeting. You may view the Annual Meeting without the control number.

Record Date:	Stockholders as of the close of business on April 15, 2026 are entitled to vote.
Attendance:	Please see the instructions on page 6 of this proxy statement.

Meeting Agenda and Voting Matters

		Board's Voting	Page
Proposal		Recommendation	Reference
1	Election of Directors	FOR ALL nominees	10
2	Advisory Vote to Approve Executive Compensation	FOR	44
3	Ratification of Independent Registered Public Accounting Firm Appointment	FOR	49

– PROPOSAL 1 –

Director Nominees for Election

Director Nominee Name and		Director			Other Current
Principal Position	Age	Since	Independent	Committees	Public Co. Boards
Margaret L. Jenkins	74	2017	Yes	NCGC (Chair), AC	0
David Heath	72	2024	Yes		0
Cara Robinson	56	2021	Yes	CC, NCGC	0
Pamela Edwards	63	2025	Yes	AC (Chair), CC	2
Kenneth D. Seipel	65	2019	No	FC	0
Chaoyang (Charles) Liu	51	2024	Yes	AC, FC	0
Michael Kvitko	65	2024	Yes	CC (Chair), FC, NCGC	0
Benjamin Faw	41	2026	Yes	FC (Chair), CC	1

AC: Audit Committee CC: Compensation Committee FC: Finance Committee NCGC: Nominating and Corporate Governance Committee

Attendance:	Each director nominee who is currently a Board member attended at least 80% of the applicable board and committee meetings in 2025.

Corporate Governance Highlights:

Board of Directors:

•

Board composed of a super-majority of independent directors

•

Annual election of directors

•

Majority voting standard for uncontested director elections

•

Diverse board of directors in terms of background, professional experience and skills

•

Continued board refreshment with 1 new director since June 11, 2025

•

Average tenure of our board of directors is ~3.5 years

•

Independent directors meet regularly in executive session without management present

•

Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed entirely of independent directors

•

Annual self-evaluations for board of directors and committees

●
Risk oversight by full board of directors and committees

Stockholder Empowerment:

•

Majority voting standard for uncontested director elections

•

Annual advisory vote to approve executive compensation

•

Annual vote to ratify independent auditors

•

Company policy against hedging, short-selling and pledging by directors, officers and employees

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal was supported by approximately 90%, 97% and 96% of the votes cast in each of 2025, 2024 and 2023, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 25 of this proxy statement for a full discussion of our executive compensation program. Below are a few highlights of compensation governance practices.

Our Executive Compensation Practices (What We Do):

•

Stock ownership guidelines have been adopted for the Company’s executive officers.

•

A compensation clawback policy is applicable to the Company’s executive officers.

•

A significant portion of named executive officer compensation is performance-based.

•

The Compensation Committee reviews “tally sheets” to understand total compensation calculations in connection with making compensation decisions.

Executive Compensation Practices Not Implemented (What We Don’t Do):

•

No excise tax gross-ups are provided.

•

Executive officers are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

•

We have never repriced underwater stock options.

•

We do not pay dividends on unvested stock awards.

– PROPOSAL 3 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify, on a non-binding basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027. The following table shows the fees billed for audit and other services provided to the Company by Deloitte & Touche LLP for fiscal 2025 and 2024:

Type of Fees	2025	2024
Audit Fees (1)	$755,000	$725,000
Audit-Related Fees	6,300	4,300
Tax Fees	—	—
All Other Fees	—	—
Total	$761,300	$729,300

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2025 and 2024.

CITI TRENDS, INC.
17 Park of Commerce Boulevard, Suite 200
Savannah, Georgia 31405

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on June 10, 2026

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 10, 2026. This proxy statement, the accompanying form of proxy card and the annual report to stockholders are first being made available to our stockholders on or about May 1, 2026.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia 31405, and our telephone number is (912) 236-1561.

The terms “CITITRENDS” and the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

When and how will the virtual-only annual meeting be held?

The annual meeting will be held on Thursday, June 10, 2026 at 9:00 a.m., Eastern Time. The annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting, including the ability to vote your shares electronically and submit questions to be addressed during the meeting.

You will be able to attend the annual meeting online by visiting www.virtualshareholdermeeting.com/CTRN2026 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to most of our stockholders electronically via the internet, instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice of Internet Availability of Proxy Materials for requesting such materials.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice of Internet Availability of Proxy Materials or set of proxy materials, please submit your proxy by phone, via the internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

What can I vote on at the annual meeting?

The matters scheduled to be voted on at the annual meeting are as follows:

(1)	The election of the eight nominees named in this proxy statement to our board of directors to serve as directors and hold office until the annual meeting of stockholders in 2027 or until their earlier death, resignation, removal or disqualification (“Proposal 1”);
(2)	A non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement (“Proposal 2”); and
(3)	Ratification, on a non-binding basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027 (“Proposal 3”).

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that you vote your shares (i) “FOR” each of the nominees named in this proxy statement to serve as directors until the 2027 annual meeting of stockholders or until their earlier death, resignation, removal or disqualification, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, and (iii) “FOR” the ratification, on a non-binding basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 15, 2026, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on April 15, 2026, there were a total of 8,361,054 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

What is the required vote for approval of each proposal?

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to a nominee, meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our Fourth Amended and Restated By-laws (the “Bylaws”) and Corporate Governance Guidelines, the latter of which is available in the “Governance” section of our investor relations website at https://ir.cititrends.com, each director would submit an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. The Board will act on such recommendation and publicly disclose its decision and rationale within 90 days following certification of the election results.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement and the ratification, on a non-binding basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock represented and entitled to vote at the annual meeting.

How many votes must be present to hold the annual meeting?

We will hold the annual meeting of stockholders if the number of shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting virtually. Holders of one third of the shares of our common stock issued and outstanding and entitled to vote at the meeting, present at the virtual meeting or by proxy, will constitute a quorum. Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum.

How do I vote?

If you received a Notice of Internet Availability of Proxy Materials, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

Although we encourage you to vote by proxy over the internet or by telephone prior to the annual meeting to ensure that your vote is counted, you can attend the virtual annual meeting and vote your shares electronically if you are a stockholder of record on the record date by visiting www.virtualshareholdermeeting.com/CTRN2026 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If your shares are held in “street name,” then you may vote your shares electronically at the virtual annual meeting only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

How will your shares be voted?

If you properly complete your proxy card and send it to the Company prior to the vote at the annual meeting, or submit your proxy electronically by internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors: (i) “FOR” each of the nominees named in this proxy statement to serve as directors until the 2027 annual meeting of stockholders or until their earlier death, resignation, removal or disqualification, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, and (iii) “FOR” the ratification, on a non-binding basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027.

What if other matters come up at the annual meeting?

To our knowledge, the only matters that will be voted at the annual meeting are the proposals we have described in this proxy statement: Proposal 1 (election of directors), Proposal 2 (“say-on-pay”) and Proposal 3 (ratification of the appointment of Deloitte & Touche LLP). If other matters are properly presented at the annual meeting and you are a stockholder of record and have submitted a proxy card, the designated proxies will vote your shares at their discretion, if permitted.

Can I change my mind and revoke my proxy?

Yes, so long as you are the record holder. To revoke a proxy given pursuant to this solicitation, you must:

●	change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Time, on June 9, 2026, the day before the annual meeting;
●	provide us with a written notice of revocation dated later than the date of the proxy, which should be delivered to Citi Trends, Inc. Attn: Corporate Secretary, 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia 31405, at or before the annual meeting; or
●	attend the virtual annual meeting and vote your shares electronically — note that virtual attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

If you hold shares in “street name,” you should contact your broker, bank or other nominee regarding any change in voting instructions.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name?”

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

What happens if I do not return a proxy or do not give specific voting instructions?

If you are a stockholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the virtual annual meeting to vote them electronically. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

If you hold your shares in “street name” and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the appointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for the purpose of voting on proposals depends on the voting standard for the particular proposal.

Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 (election of directors), Proposal 2 (“say-on-pay”) or Proposal 3 (ratification of the appointment of Deloitte & Touche LLP). No broker non-votes are expected in connection with Proposal 3.

What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

Who will count the votes?

Broadridge will tabulate the votes.

Can I ask questions at the annual meeting?

Stockholders as of the record date or holders of valid proxies may submit questions online on the day of the annual meeting, beginning shortly before the start of the annual meeting at 8:45 a.m. Eastern Time, and during the annual meeting, by logging in with the 16-digital control number at www.virtualshareholdermeeting.com/CTRN2026. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to ask questions.

Our moderators will review questions received. We will answer questions during the virtual annual meeting that are pertinent to the Company as time permits. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered at once.

If we are unable to answer your question during the annual meeting due to time constraints, you are encouraged to contact our Investor Relations department at CitiTrendsIR@icrinc.com.

Who pays for the Company’s solicitation of proxies?

We will reimburse brokerage houses, banks and other custodians or nominees holding shares in their names for others for the cost of forwarding the Company’s proxy materials to beneficial owners. The Company has retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, our directors, officers and employees may solicit proxies on our behalf in person, by telephone, by Internet or by other means of communication. None of these persons will receive any additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors: Pamela Edwards, Benjamin Faw, David A. Heath, Margaret L. Jenkins, Michael S. Kvitko, Chaoyang (Charles) Liu, Cara Robinson and Kenneth D. Seipel. In accordance with the Bylaws and the Company’s certificate of incorporation, our board determines the number of directors on our board, but such number cannot be less than five or more than nine.

Our board of directors has nominated eight persons for election as directors to serve a one-year term expiring at the annual meeting of stockholders held in 2027 or their earlier death, resignation, removal or disqualification. It is intended that the persons named as proxies on the proxy card will vote to elect the nominees listed below unless otherwise directed or unless authority to vote is withheld.

The following nominees have consented to be named in this proxy statement, stand for election and serve as directors if elected: Pamela Edwards, Benjamin Faw, David A. Heath, Margaret L. Jenkins, Michael S. Kvitko, Chaoyang (Charles) Liu, Cara Robinson and Kenneth D. Seipel. Ms. Edwards, Mr. Faw, Mr. Heath, Mr. Liu and Mr. Kvitko have been nominated by our board of directors pursuant to the terms of the Cooperation Agreement (defined below). If any nominee named herein is unable or unwilling to serve as a director at the annual meeting, it is intended that any shares represented by proxy will be voted for the election of the remaining nominees and, if applicable, any substitute nominee designated by our board of directors in a manner consistent with the Cooperation Agreement. In the event no substitute nominee is designated, our board of directors may reduce the number of directors in accordance with the Bylaws.

Nominees for Election as Directors

Pamela Edwards. Ms. Edwards, age 63, has served as a director since 2025 and is Chair of the Audit Committee and a member of the Compensation Committee. She is a seasoned financial executive with extensive experience in the retail, consumer, and financial sectors. Ms. Edwards currently serves as a director of The Fossil Group and Olaplex Holdings, Inc., and previously served on the board of Hibbett Inc and The AZEK Company Inc. She was also Chair of the Audit Committee and a board member for Neiman Marcus Group. Her executive leadership experience includes serving as Chief Financial Officer and Executive Vice President at both Citi Trends, Inc. and at L Brands (now Bath and Body Works), where she held those roles within the company’s Mast Global, Victoria’s Secret, and Express divisions. Ms. Edwards is NACD Directorship Certified® and holds an M.B.A. from Duke University and a B.S. in Finance from Florida A&M University.

Ms. Edward’s deep financial expertise, combined with her leadership experience in consumer and apparel retail, makes her well qualified to serve on the board of directors and lead the Audit Committee.

Benjamin Faw. Mr. Faw, age 41, has served as a director since 2026 and is Chair of the Finance Committee. Mr. Faw has been CEO, Co-Founder, and a board member of AdVon Commerce since 2019. He is also a partner at Dynamism Capital, a commerce enablement-focused venture capital fund, and serves as an entrepreneur in residence at Context Ventures, which invests in consumer startups and companies founded by military veterans. He also previously co-founded BestReviews, where he served as Chief Operating Officer. Mr. Faw also serves as a member of the board of directors of Tile Shop Holdings, Inc. Mr. Faw is also a Vice Chairman of the HBS fund council, a board member Emeritus of the Harvard Business School alumni board, and involved with various other volunteer efforts at Harvard Business School In addition, Mr. Faw is an advisor and investor focused on businesses at the intersection of consumer, technology, and media.

Mr. Faw’s broad experience across retail, marketing, operations, and investing positions him well to serve on the Board of Directors and as Chair of the Finance Committee.

David A. Heath. Mr. Heath, age 72, has served as a director since 2024 and was previously a member of the Compensation Committee and the Nominating and Corporate Governance Committee. In 2025, Mr. Heath became the lead independent director of our board of directors. Mr. Heath has also served as Principal of Heath & Associates LLC, a consulting company for wholesale and retail companies primarily in Sports and Fitness apparel, footwear and accessories, since May 2009. He also served as SVP of Sales for Under Armour, an American sportswear company that manufactures footwear and apparel, from 2015 to 2017. From 1990 to 2009, Mr. Heath held several executive roles at Nike, Inc., including Global Vice President of Sales and Customer Development. Prior to joining Nike, he worked for Adidas USA. Mr. Heath was also involved in the start-up company, Apex One Inc., until its acquisition by Converse Inc. Mr. Heath has experience serving on boards of directors. Previously, he served on the boards of directors of Woodbolt Holdings LLC, a provider of health supplements and a subsidiary Nutrabolt LLC, Hillerich & Bradsby, owner of the Louisville Slugger Museum & Factory, Barrels & Billets, Bionic Gloves, and Timber Mills, and Broder Bros., Co., a retail apparel and fashion company. Mr. Heath has more than 40 years of experience in the Sports and Fitness Industry related to apparel, footwear, accessories and equipment, including roles in Sales, Marketing and General management, including P&L responsibility.

Mr. Heath’s extensive wholesale and retail background, together with his experience as a consultant, gives him keen insight into retailers’ needs from both supplier and operator viewpoints making him well qualified to serve on our board of directors.

Margaret L. Jenkins. Ms. Jenkins, age 74, has served as a director since 2017 and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. She is a retired marketing executive with extensive leadership experience in advertising, brand strategy, and consumer engagement. She previously served as Chief Marketing Officer of Denny's Restaurants and El Pollo Loco Restaurants and held senior management positions with Taco Bell Corp. and PepsiCo International Foodservice. Ms. Jenkins served as an independent director of PVH Corp., an international apparel manufacturer and retailer, from June 2006 to May 2014. She also served on the board of directors of Kohl's Corporation, an omnichannel retailer, from May 2021 to May 2024, where she was a member of the Audit Committee. Ms. Jenkins is the former Chair of the Board of Prisma Health-Upstate, one of the largest healthcare providers in the Southeast, and continues to serve on the Prisma Health-Upstate Foundation Board. She is a director on the American Board of Surgery and is on its Governance Committee. Ms. Jenkins holds a Directorship Certification from the National Association of Corporate Directors and is an active member of the NACD, serving on the Board of its Carolinas Chapter. She also serves on the boards of the Greenville Symphony and the Sigal Music Museum.

Ms. Jenkins' extensive marketing and management expertise, coupled with her significant public company and nonprofit board experience, positions her well to serve on our board of directors.

Michael Kvitko. Mr. Kvitko, age 65, has served as a director since 2024 and is Chair of the Compensation Committee and a member of the Finance Committee and the Nominating and Corporate Governance Committee. Mr. Kvitko is an experienced retail leader with broad multi-channel expertise in off-price stores, dollar stores, big box discount stores, and department stores. He most recently spent 6 years as the CEO of Forman Mills, where he and his team modernized the operations of the company and totally transformed the customer shopping experience. Before joining Forman, he was President of Dollar Express, the 330 store carve-out of Family Dollar stores, created by an FTC order, when Dollar Tree acquired Family Dollar. He served previously as EVP and Chief Merchandising & Marketing Officer for both 99¢ Only Stores and Variety Wholesalers, and SVP of Merchandising at Family Dollar, Mervyn’s (a division of Target Corporation) and May Department Stores. He has experience with public, private and private equity-sponsored companies. Mike is well versed in brand management, including both private brand development and directto-retail licensing, and has extensive global sourcing knowledge in both Softlines and Hardlines.

Mr. Kvitko’s substantial experience as a leader of retail organizations makes him well qualified to serve on our board of directors.

Chaoyang (Charles) Liu. Mr. Liu, age 51, has served as a director since 2024 and is a member of the Audit Committee and Finance Committee. With over 20 years of experience in end-to-end supply chain management and corporate operations within the retail and consumer products industry, he brings deep expertise in optimizing global operations. Since January 2026, Mr. Liu has been the Chief Operating Officer at Conair, overseeing all end-to-end operations and supply chain functions. Prior to Conair, he served as Chief Operating Officer at Away from October 2021 to December 2025. Before that, he was Chief Operating Officer at Casper from February 2021 to September 2021, and from April 2018 to February 2021, he was Vice President of Supply Chain for Walmart eCommerce, where he led supplier negotiations, inventory management, logistics, and customer fulfillment strategies. His career also includes leadership roles at Shopko, Walgreens, and Ahold Delhaize. Mr. Liu holds a Bachelor of Science in Computer Science from Wuhan University in China, as well as an MBA and a Master of Science in Computer Science from the University of Tennessee.

Mr. Liu’s substantial experience in supply chain management and corporate operations makes him well qualified to serve on our board of directors.

Cara Robinson. Ms. Robinson, age 56, has served as a director since 2021 and is a member of the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Robinson has more than 25 years of general management, business strategy, marketing, digital and innovation experience. She’s currently the Chief Brand Officer of Seven Bucks, an organization co-founded by Dwayne Johnson, overseeing his portfolio of brands: Teremana, Papatui, ZOA and Project Rock. She’s the former CEO of Beauty and Wellbeing for Unilever, North America. She also served as the CEO of Sundial Brands makers of SheaMoisture. Prior to Unilever, she held various marketing management positions at L’Oreal, Estee Lauder, Johnson & Johnson, and Capital One Financial. Ms. Robinson serves on the Board of Visitors for Duke University’s Fuqua School of Business and the Board of Trustees for the Alvin Ailey Dance Theater.

Ms. Robinson’s substantial general management, business strategy, marketing, digital and innovation experience make her well qualified to serve on our board of directors.

Kenneth D. Seipel. Mr. Seipel, age 65, has served as a director since 2019 and in April 2025 he became Chairman of the Board of Directors. Since November 2024, he has served as Chief Executive Officer of the Company and prior to that, from June 2024, he served as Interim Chief Executive Officer. He is also a member of the Finance Committee. Mr. Seipel has also served as the lead independent director of West Marine Inc. from 2021 to 2024, after previously serving as the Chief Executive Officer from 2018 to 2021. From April 2017 until December 2018, Mr. Seipel served as a Principal of Retail Business Optimization LLC, a consulting firm helping retailers optimize their retail execution. From March 2013 to March 2017, Mr. Seipel served as Chief Executive Officer of Gabriel Brothers Inc., an off-priced retailer selling designer brands and fashions for up to 70% off department and specialty store prices. From March 2011 until February 2013, Mr. Seipel served as President and Chief Operating Officer of Wet Seal Inc. Prior to that, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States, from 2009 until 2011. Mr. Seipel also served as Executive Vice President of Stores, Operations and Store Design for the Old Navy division of Gap, Inc., an American clothing brand and chain of more than 1,000 stores in the United States and Canada, from 2003 through 2008. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, a public retailing company and the second largest discount retailer in the United States, Shopko Stores, Inc., a privately-held chain of retail stores, and J. C. Penney Company, Inc., a public corporation which operates a chain of mid-range department stores and catalog sales merchant offices throughout the United States.

Mr. Seipel’s extensive knowledge and senior executive level experience in the retail industry, including the discount apparel market, his role as Chief Executive Officer and prior experience as a member of our board makes him well qualified to serve on our board of directors.

Our board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above.

Agreements with Stockholders

On March 25, 2025 (the “Effective Date”), the Company entered into an Amended and Restated Cooperation Agreement (the “Cooperation Agreement”) with Fund 1 Investments, LLC (the “Investor” or “Fund 1”). The Cooperation Agreement amends and restates the cooperation agreement previously entered into by the parties on February 28, 2024.

Pursuant to the Cooperation Agreement, the Company (i) appointed each of Wesley Calvert and Pamela Edwards to the Company's board of directors effective as of April 2, 2025; (ii) nominated each of them, as well as David Heath, Charles Liu and Michael Kvitko, for election to the Board at the 2025 Annual Meeting; (iii) accepted the retirement of each of Peter R. Sachse and Jonathan Duskin from the board of directors effective as of April 2, 2025; and (iv) appointed Mr. Calvert as Chair of the Finance Committee effective as of April 2, 2025. Pursuant to the Cooperation Agreement, the Company also appointed Kenneth D. Seipel, the Company's Chief Executive Officer, as Chairman of the board of directors and Mr. Heath as lead independent director, each effective as of April 2, 2025.

Effective February 19, 2026, Mr. Calvert retired from the Board and Benjamin Faw was appointed to the Board as his replacement pursuant to the Investor's replacement rights under the Cooperation Agreement.

The Cooperation Agreement has been automatically extended for one additional year. As extended, the Termination Date is the date 30 days prior to the closing of the window pursuant to the Bylaws for the submission of stockholder director nominations for the Company's 2027 annual meeting of stockholders. During the extended term, the Investor retains its replacement rights with respect to its board designee, subject to the Investor satisfying the Minimum Ownership Threshold (as defined in the Cooperation Agreement) and Board approval. The Cooperation Agreement also places certain voting and other requirements on the Investor. For a complete description of the Cooperation Agreement and its terms, please refer to the Company's Current Report on Form 8-K filed on March 27, 2025.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Combined Chairman and CEO

Our board of directors does not have a set policy with respect to the separation of the Chairman and Chief Executive Officer, as our board of directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. In April 2025, our board of directors combined the roles of Chairman and Chief Executive Officer. Mr. Seipel, our Chief Executive Officer, was appointed the Chairman. Mr. Seipel previously served as an independent director of the Company and was appointed as the permanent Chief Executive Officer in November 2024.

Our board of directors believes the combined role provides strong, unified leadership that is in the best interests of the Company and its stockholders given the circumstances facing the Company at this time. In the context of today’s fast-moving and highly competitive retail environment, we believe this structure enhances the Company’s ability to communicate a clear and consistent strategic vision to customers, employees, and stockholders, while enabling agile decision-making and efficient execution of the Company’s ongoing transformation. Since the combination of the roles in April 2025, the board has observed improved alignment between management and the board, as well as more streamlined decision-making and execution, which we believe supports the Company’s ongoing strategic progress.

Mr. Seipel is uniquely qualified for the combined role and brings deep expertise in the retail industry and a proven track record of executive leadership. His understanding of the operational and strategic challenges facing the sector makes him well qualified to guide the Company through its current period of repositioning and renewal. In addition to his leadership role, Mr. Seipel is also one of our largest stockholders in the Company, clearly aligning his interests with those of our broader shareholder base. His personal investment reflects a strong commitment to the Company’s long-term performance improvement and reinforces his dedication to the Company’s long-term shareholder value creation. Our board of directors believes that presenting a single face to our shareholders through the combined Chairman and CEO role is valuable and that unified board of directors and management leadership best positions the Company to successfully implement its turnaround and its long-term strategy. Further, the combined Chairman and CEO role facilitates real-time, transparent communication with the Board on critical business matters. Our board of directors believes that Mr. Seipel’s deep, proven knowledge of CITITRENDS’ business sector, successful business improvement track-record and experience with board leadership in multiple companies make him well qualified for the role of Chairman of the Board and Chief Executive Officer.

Our board of directors remains confident that under Mr. Seipel’s leadership, it continues to operate with strong independence, effective oversight, and a commitment to transparency while maintaining robust corporate governance and a clear focus on driving long-term stockholder value and sustained performance improvement.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent. Our board of directors believes that this structure, together with regular executive sessions of independent directors, a fully independent committee structure, and a majority-independent board, provides strong and effective oversight of management. The board also reviews its leadership structure on a regular basis.

The Company appointed Mr. Heath as the lead independent director in April 2025 in connection with the appointment of Mr. Seipel as the combined Chairman. Mr. Heath replaced Jonathan Duskin, who retired from our board of directors in April 2025 and served as the lead independent director from 2020. The lead independent director presides at all meetings of our board of directors at which the Chairman is not present, including executive sessions of the independent directors. Our board has adopted guidelines that provide for the lead independent director to fulfill a robust set of responsibilities that are comparable to those of an independent chair, including the following functions:

●	Serve as a liaison, as needed, between the directors and the Chairman of the board of directors;
●	Call meetings of the independent directors, when appropriate;
●	If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;
●	Be the primary point of contact for stockholder communications addressed to independent directors;

●	Recommend the retention of outside advisors who report directly to the board of directors as he or she may determine is necessary or appropriate; and
●	Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the board of directors, such other officer. For the officer serving as Chairman of the board of directors, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the board of directors and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full board of directors.

Nomination and Selection of Directors

The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. The Nominating and Corporate Governance Committee assesses potential nominees’ qualifications based on the following minimum qualifications:

●	demonstrates personal integrity and moral character;
●	shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;
●	possesses relevant business or professional experience, technical expertise or specialized skills;
●	exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and
●	maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

The board of directors does not maintain a formal diversity policy for director nominations. The Committee considers a broad range of perspectives, backgrounds, and experiences in evaluating candidates. This includes an assessment of how a candidate’s skills, experience, and viewpoints would complement those of existing directors and enhance the overall effectiveness of the Board. As a result, the Board benefits from a robust mix of experiences, including executive leadership, finance, merchandising, retail operations, distribution, marketing, and advertising.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same general manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Board Secretary of the Company at the following address: Stockholder Nominations, Citi Trends, Inc., 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia 31405. Such submissions must be delivered or mailed to the Secretary and received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should include a resume or curriculum vitae, a description of the candidate’s qualifications, and contact information for references, as well as information about the submitting stockholder, and must comply with all of the requirements set forth in the Bylaws and under other applicable legal requirements, including the rules of SEC.

Majority Voting Policy

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to nominee, meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If an incumbent director does not receive the required vote, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with the Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. The Board will act on such recommendation and publicly disclose its decision and rationale within 90 days following certification of the election results.

In a contested election, directors are elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote, meaning that the nominees receiving the highest number of “for” votes will be elected. An election is considered “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected. This means that the nominees receiving the highest number of affirmative votes will be elected.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless our board of directors affirmatively determines that such director does not have any relationship with management or the Company that would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director.

Our board of directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Our board of directors affirmatively determined that all current non-employee directors, Messrs. Faw, Heath, Kvitko and Liu and Mses. Edwards, Jenkins and Robinson are independent.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that any individual older than 75 years of age will be ineligible for a position on the board of directors. Additionally, once a sitting member of the board of directors is over the age of 75, he or she is ineligible for re-nomination at the next annual meeting of stockholders.

The board of directors does not believe it is advisable to limit the number of terms for which an individual may serve as a director. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the Company’s business based on their experience and understanding of the Company’s history, policies and objectives. The board of directors believes that it can, as necessary, utilize the nominating process to elect or appoint new directors to obtain new ideas and viewpoints regarding the Company’s business and affairs. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, and a suitability review, both of which are conducted by the Nominating and Corporate Governance Committee. The current average tenure of the board of directors is ~3.5 years.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing the Company’s exposure to risk, while the board of directors is responsible for providing oversight of Company’s risk management framework. A fundamental part of risk oversight is not only understanding the material risks facing the Company and the actions management is taking to address those risks, but also evaluating the appropriate level of risk in light of the Company’s strategic objectives and long-term value creation. The oversight role performed by our board of directors and its committees includes, among other things, the following:

●	Review of risks associated with our long-term strategic plan and annual budget;
●	Meetings with various members of management regarding initiatives being undertaken in their respective areas, including, among others, merchandising, real estate, finance, human resources and information services;
●	Executive sessions with our independent registered public accounting firm, our Chief Financial Officer (or principal financial officer) and our Manager of Internal Audit;
●	Performance of a comprehensive risk assessment, including those risk factors discussed in Item 1A of our Annual Report on Form 10-K;
●	Review and approval of our Investment Policy; and
●	Review of legal matters.

While the full Board retains overall responsibility for risk oversight, it is supported by our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee, which each have responsibility for overseeing risks inherent within their areas. The chair of each committee regularly report to the board of directors regarding significant risks and related mitigation efforts.

The Audit Committee is responsible for assisting our board of directors with its oversight of our overall risk management profile, our accounting, reporting and financial practices, including the integrity of our financial statements, our administrative and financial controls, and our compliance with legal and regulatory requirements. The Audit committee oversees management’s policies, programs and procedures related to cybersecurity risk management and reports to the board regarding these efforts. In addition, the Audit Committee receives briefings from management bi-annually, or more frequently as needed, on material aspects of our cybersecurity program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee periodically reviews the Company's major risk exposures and the steps management has undertaken to control them.

The Compensation Committee oversees risks related to the Company’s compensation programs, including the design and administration of incentive structures, regulatory compliance, and senior management succession planning.

The Nominating and Corporate Governance Committee oversees our risk related to corporate governance practices and procedures, director independence, director succession planning, board composition and succession planning, and other related public policy matters.

The Finance Committee assists our board of directors in providing oversight of the Company’s capital structure, liquidity and overall financial condition.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee.

The following table shows the current composition of the committees of our board of directors:

Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance (NCG) Committee
Pamela Edwards (Chair)	Michael Kvitko (Chair)	Benjamin Faw (Chair)	Margaret L. Jenkins (Chair)
Margaret L. Jenkins	Cara Robinson	Michael Kvitko	Michael Kvitko
Chaoyang (Charles) Liu	Pamela Edwards	Chaoyang (Charles) Liu	Cara Robinson
Kenneth D. Seipel

Audit Committee

The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. Each of the members of the Audit Committee satisfies NASDAQ’s audit committee member independence requirements. The board of directors has determined that Ms. Edwards qualifies as an “audit committee financial expert” as defined by the rules of the SEC. During fiscal 2025, the Audit Committee met five times.

The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, as well as audits of the Company’s financial statements, on behalf of the board of directors. The principal duties and responsibilities of the Audit Committee, among other things, are to do as follows:

●	have direct responsibility for the appointment, selection, compensation, retention, replacement, oversight and evaluation of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;
●	evaluate the experience, qualifications and performance of the lead partner of the independent registered public accounting firm and the senior members of the independent registered public accounting firm’s engagement team;
●	review and approve the overall scope and plans of the internal auditors and the independent registered public accounting firm for their respective audits and the results of their respective audits;
●	discuss our annual audited financial statements and quarterly unaudited financial statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;
●	review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

●	oversee the Company’s overall risk management profile and policies with respect to risk assessment and risk management, including the financial reporting risks and other risk factors identified in our public filings;
●	review and approve all related party transactions consistent with the rules applied to companies listed on NASDAQ; and
●	establish procedures regarding the receipt, retention and treatment of complaints received by us regarding accounting, accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee reports regularly to the board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm or the performance of the internal audit function. The Audit Committee has adopted a written charter, which is available in the “Governance” section of the Company’s investor relations website located at https://ir.cititrends.com. The information set forth on this or any other website reference in this proxy statement should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee reviews and determines the compensation and benefits of the Company’s executive officers, administers our incentive and equity-based compensation plans and oversees the development, retention and succession of senior management and employees. Each of the members of the Compensation Committee satisfies NASDAQ’s compensation committee member independence requirements. The Compensation Committee has adopted a written charter, a copy of which is available in the “Governance” section of the Company’s investor relations website at https://ir.cititrends.com. During fiscal 2025, the Compensation Committee met eight times. The principal duties and responsibilities of the Compensation Committee, among other things, are to do as follows:

●	review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate, at least annually, the CEO’s performance in light of these goals and objectives, and determine and approve (and, if desired, recommend to our board of directors for its approval) the CEO’s compensation based on such evaluation, including base salary, cash bonuses and equity awards;
●	annually approve (and, if desired, recommend to our board of directors for its approval) the compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;
●	review and administer the Company’s incentive and equity-based compensation plans;
●	review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;
●	review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;
●	review periodically key human resources policies and practices of the Company related to organizational engagement and effectiveness, workplace environment and culture, talent sourcing strategies and employee recruitment, retention and development programs;
●	assist our board of directors in developing principles and policies for evaluating potential candidates for executive positions and oversee the development of executive succession plans;
●	broadly oversee matters relating to the recruitment, motivation, development and retention of senior management and receive periodic reports from management regarding the recruitment, motivation, development and retention of employees;
●	review and approve any severance or similar termination payments or payments resulting from a change in control of the Company proposed or made to any of our current or former executive officers;
●	review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company; and

●	determine and monitor compliance with stock ownership guidelines for executive officers and directors.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to our CEO to grant awards under the 2021 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities.

The Compensation Committee engaged Korn Ferry (“Korn Ferry” or the “Compensation Consultant”) in 2024 to provide market data regarding compensation practices at peer companies and to provide general advice on the Company’s executive compensation practices. Korn Ferry continued to advise the Company in 2025 on executive compensation matters. Following a competitive selection process conducted by the Compensation Committee, the Compensation Committee engaged Mercer as its compensation consultant for fiscal 2026 to provide a comprehensive suite of additional advisory support related to executive compensation benchmarking, peer group analysis, incentive plan design, CEO pay ratio analysis, pay-versus-performance disclosures, and proxy-related compensation matters. The Compensation Committee determined that Mercer's qualifications, depth of resources, and competitive fee structure represented the best value for the Company.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our board of directors in overseeing the Company’s governance structure and other corporate governance matters. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available in the “Governance” section of the Company’s investor relations website at https://ir.cititrends.com. During fiscal 2025, the Nominating and Corporate Governance Committee met seven times. The principal duties and responsibilities of the Nominating and Corporate Governance Committee, among other things, are to do as follows:

●	review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;
●	identify individuals qualified to become board members, consistent with criteria approved by our board of directors;
●	select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies that open in the period between such annual meetings;
●	develop and recommend to our board of directors a set of corporate governance principles applicable to us and periodically review and assess adequacy of such corporate governance principles and the Company’s governing documents;
●	review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence;
●	review and evaluate the Company’s strategies, activities, policies, investments and programs relating to corporate purposes, including corporate responsibility, value-based governance, environmental stewardship, human capital, and compliance;
●	provide oversight of the Company’s reputation and stakeholder engagement efforts, including monitoring trends and risks related to environmental, social, and public policy matters that may impact the Company’s business operations, financial performance or public image;
●	periodically review the principles, guidelines and standards applicable to suppliers, vendors and other participants in the Company’s supply chain to ensure alignment with the Company’s purpose; and
●	lead the CEO succession planning and search process, including establishing selection criteria, evaluating candidates, engaging advisors as needed, and coordinating with the Board on compensation and transition planning.

Finance Committee

The Finance Committee assists our board of directors in overseeing the Company’s capital structure and financial condition. The Finance Committee has adopted a written charter, a copy of which is available in the “Governance” section of the Company’s investor relations website at https://ir.cititrends.com. During fiscal 2025, the Finance Committee met eight times. The principal duties and responsibilities of the Finance Committee, among other things, are as follows:

●	review and advise on changes in the capital structure of the Company that may have a material financial impact on the Company as a whole;
●	review and advise on financial considerations relating to the acquisition of businesses, or divestiture or restructuring of the Company operations;
●	review and advise on the Company's long-term business/financial plan and long-term capital plan prepared by management;
●	review and advise on the effectiveness of the Company's capital investments and major expense commitments;
●	review and advise on the Company's resource allocation plan with respect to its infrastructure requirements, including plans for meeting such requirements through the utilization of people, process and technology; and
●	review and advise on the creation of shareholder value as demonstrated by the Company's stock performance.

Code of Business Conduct

We have adopted a written Code of Business Conduct applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of the NASDAQ Stock Market and the SEC. Our Code of Business Conduct is designed to deter wrongdoing and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;
●	compliance with applicable laws, rules and regulations, including insider trading compliance; and
●	accountability for adherence to the Code of Business Conduct and prompt internal reporting of violations of such code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct is available in the “Governance” section of the Company’s investor relations website at https://ir.cititrends.com. In the event of any amendment or waiver of the Code of Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website. Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct.

Compensation Committee Interlocks and Insider Participation

During fiscal 2025, Messrs. Heath and Duskin and Ms. Robinson served on the Compensation Committee until April 2, 2025. From April 2, 2025, until the annual meeting of stockholders held on June 5, 2025, Messrs. Heath and Ms. Robinson served on the Compensation Committee. Following the June 5, 2025 annual meeting, Messrs. Kvitko and Ms. Edwards and Ms. Robinson served on the Compensation Committee for the remainder of fiscal 2025. No current member of the Compensation Committee is or has been an executive officer or employee of the Company, except that Ms. Edwards previously served as Chief Financial Officer of the Company from January 4, 2021 until April 1, 2022.

No current member of the Compensation Committee had any relationship since the beginning of fiscal 2025 requiring disclosure under Item 404 of Regulation S-K. In addition, none of our executive officers serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Meetings and Attendance

During fiscal 2025, the board of directors held thirteen meetings.

Each director attended at least 80% of the aggregate number of meetings of the Board and the committees on which such director served during the period in which he or she served.

Although the Company does not maintain a formal policy regarding director attendance at the annual meeting of stockholders, all directors are invited and encouraged to attend. All individuals serving as directors at the time of the 2025 annual meeting attended the meeting.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and executive officers with the long-term interests of our stockholders, we have adopted Stock Ownership Guidelines (the “Guidelines”). Under the current Guidelines, as revised and effective June 10, 2022 (the “Effective Date”), our non-employee directors and executive officers are expected to own shares of Company common stock having a value equal to a multiple of their base salary or cash retainer. Chief Executive Officer and non-employee directors are expected to own common stock having a value equal to three times their base salary or annual cash retainers, as applicable, while other executive officers are expected to own common stock having a value equal to two times their base salary.

Participants should make continuous progress toward their respective ownership requirements, and each executive and director is expected to satisfy their applicable ownership requirements within five years of the Effective Date, or such later date that they become subject to the Guidelines. Shares of common stock owned directly or indirectly, as well as shares of unvested time-based restricted stock and restricted stock units, count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock received from the Company as compensation (except for shares withheld by the Company or sold by the participant to satisfy withholding taxes).

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with them and helps us to better understand their views on our policies and practices and other matters of importance to our business.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, with only the non-management directors as a group or with individual directors. All communications should be in writing and should be directed to the Secretary of the Company at the following address: Stockholder Communications, Citi Trends, Inc., 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia 31405. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Written communication received by the Secretary will be forwarded to the intended recipients as appropriate.

Corporate Social Responsibility

As the leading off-price value retailer of apparel, accessories and home trends for Black families in the United States, we are committed to strengthening the communities in which we work, developing our employees and making improvements that we believe could minimize our environmental impact. We also strive to maintain governance practices and policies in line with the expectations of our stockholders, and we actively engage with them regarding our business issues that are important to them. For additional discussion on our stockholder engagement, please see “Stockholder Engagement” above.

Diversity and Inclusion and Labor Practices. Our success is only possible with the hard work and dedication of our associates. We believe that a diverse and inclusive team is critical to our success. Our objective is to reflect the diversity of the communities we serve. Therefore, we strive to foster an inclusive, diverse and productive workplace where our associates are valued and respected. We continue to focus on attracting, developing and retaining associates that reflect the diverse communities we serve. As of January 31, 2026, 69% of our associates are Black and 80% are female. Our eight-member board includes three Black women and one Asian man.

We provide competitive compensation and comprehensive benefits programs to help meet the needs of our associates. We are also committed to the health, wellness, engagement, and development of our associates. Our Citi CRED program is designed to help associates build successful career paths by providing mentorship, exposure to diverse areas of the business, opportunities to cultivate cross-functional relationships, and access to educational and professional development resources. In addition, we continue to invest in leadership development, training initiatives, succession planning, and career growth opportunities across the organization. For more information about our human capital management practices, please refer to our 2025 Annual Report on Form 10-K.

We are dedicated to sourcing products from companies that share our values around human rights, ethics and environmental responsibility. Much of the apparel, footwear, accessories, and home-related merchandise sold in our stores is purchased from suppliers after they have been produced and imported to other retailers’ specifications. Therefore, we work with our suppliers to ensure minerals mined in known conflict areas are not used in our products. We encourage our suppliers to only source minerals from responsible sources and to foster transparency in the supply chain.

Community. We are proud to have a diverse customer base and are dedicated to giving back to the communities where our stores are located. In recent years, we have placed a significant focus on strengthening relationships within our local communities through partnerships with Historically Black Colleges and Universities, participation in career fairs, community empowerment events and providing training on a variety of topics designed to support career readiness, professional development, and community engagement. Members of our leadership team have actively participated in these efforts by collaborating with community leaders, organizations, and local programs in underserved communities, with a focus on education, healthcare, employment, and exposure to career opportunities. These engagements laid the foundation for a deeper, more structured approach to community investment.

A hallmark of that community engagement was the achievements of exceptional entrepreneurs who had made difference in their communities. Our annual History Makers program, launched in February 2021, highlights the contributions of Black business owners and supports their continued success. Over the course of the program, CITITRENDS awarded ten $5,000 grants annually to selected entrepreneurs, helping them grow and expand their businesses. Through fiscal 2025, we provided $250,000 in funding to 50 outstanding recipients, a legacy of investment in Black entrepreneurship and community economic development that we are proud to have supported.

Building on this foundation, CITITRENDS is directing its community investment toward its next chapter. CITITRENDS is committed to giving back to our local communities we serve. In 2026, we are launching a refined focus on “youth empowerment”, a strategic, multi-phase community impact plan designed to invest in children, teens, and young adults across the neighborhoods CITITRENDS serves. The initiative integrates education, sports, mentorship, and career readiness, reinforcing our commitment to youth development and sustainable community reinvestment.

Governance. We believe that a strong corporate governance program is the foundation for a sustainable and well-governed company. Accordingly, we continuously evaluate our structures, processes, and controls to ensure they support and promote accountability, transparency and ethical behavior. We have established corporate governance guidelines and policies that promote Company values, including a code of conduct. For a detailed description of our governance policies and procedures, please see the discussion in the “Board of Directors and Corporate Governance” section.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process and the maintenance of an effective system of internal controls over financial reporting. The Audit Committee has adopted a written charter, a copy of which is available in the “Governance” section of the Company’s investor relations website at https://ir.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2025 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the 2025 fiscal year, the matters required to be discussed by the SEC and the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

Based on the reviews and discussions referenced above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Pamela Edwards, Chair

Margaret Jenkins

Charles Liu

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2026 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Michael Kvitko, Chair

Cara Robinson

Pamela Edwards

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
Kenneth D. Seipel	65	Chairman and Chief Executive Officer
Heather Plutino	54	Executive Vice President and Chief Financial Officer
Lisa A. Powell	56	Executive Vice President and Chief Merchandising Officer
Lovesh Puri	38	General Counsel & Board Secretary
Kyle Koenig	50	Vice President, Stores & Real Estate
Katrina George	58	Vice President, Human Resources

The following sets forth selected biographical information for our executive officers who are not directors.

Heather Plutino. Ms. Plutino has served as our Executive Vice President and Chief Financial Officer since June 2022. From 2020 to 2022, Ms. Plutino served as Senior Vice President of Financial Planning & Allocation and Commercial Finance at Bed Bath & Beyond. Prior to her work with Bed Bath & Beyond, Ms. Plutino was Group Vice President of Finance and Treasurer of Sally Beauty Holdings from 2018 to 2020. Previously, Ms. Plutino served as Vice President and Treasurer of Ascena Retail Group, Inc. (“Ascena”) from 2013 to 2018 and held a variety of finance and treasury roles at Charming Shoppes from 2007 to 2013 and Target Corporation from 1999 to 2007.

Lisa A. Powell. Ms. Powell has served as our Executive Vice President and Chief Merchandising Officer since September 2019. From 2014 to 2019, Ms. Powell served as Vice President and General Merchandise Manager, Men’s and Ladies Omni Channel, of Century 21 Department Stores, an apparel retailer. From 2012 to 2014, Ms. Powell served as Vice President and Divisional Merchandise Manager of Men’s and Kids at Saks Off Fifth. Prior to that, Ms. Powell spent 20 years at TJX, Inc., an off-price retailer of apparel and home fashions, where she held various merchandising and planning/allocation positions, including Vice President and General Merchandise Manager, Ladies Sportswear.

Lovesh Puri. Mr. Puri has served as our Vice President, Legal and General Counsel of the Company since August 2024. He also serves as the Board Secretary, where he is responsible for supporting the Board's governance functions, including maintaining corporate records, board materials, ensuring compliance with governance policies and procedures, and facilitating communications between the Board and the Company's shareholders. Prior to joining the Company, Mr. Puri served as Vice President, Legal at Paul Davis Restoration, Inc. from 2022 to 2024, where he led all legal operations and advised senior leadership on corporate, regulatory, and litigation matters across North America. Previously, Mr. Puri served as Director of Compliance and Senior Corporate Counsel at West Marine from 2018 to 2022, where he built the legal and risk management functions and advised on complex transactions.

Kyle Koenig. Mr. Koenig has served as our Vice President, Stores & Real Estate since August 2022 and as our Vice President, Real Estate & Construction since April 2016.  Prior to joining the company, Mr. Koenig was Director of Real Estate at Rue 21, a 1,100-store apparel retailer, from 2014 to 2016.  Prior to that, Mr. Koenig spent 13 years at Dots, Inc., a 420-store apparel retailer, where he held various real estate and construction positions, including Divisional Vice President of Real Estate & Construction.

Katrina George. Ms. George has served as our Vice President, Human Resources since September 2023. She brings extensive experience in human resources leadership across multiple industries, including retail, healthcare, telecommunications, manufacturing, and recruitment. Prior to joining the company, Katrina was Executive Vice President of Human Resources at DTLR, a 250-store urban retailer, from 2018 to 2023. Before her tenure at DTLR, she held various HR leadership roles at Rite Aid from 2012 to 2018, ultimately serving as Senior Director of Human Resources.

There are no family relationships among any of the Company’s directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we provide an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2025 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2025):

●	Kenneth D. Seipel, our Chairman and Chief Executive Officer
●	Heather Plutino, our Executive Vice President and Chief Financial Officer
●	Lisa A. Powell, our Executive Vice President and Chief Merchandising Officer
●	Kyle Koenig, our Vice President, Stores and Real Estate
●	Katrina George, our Vice President, Human Resources

Our compensation program is designed to align the interests of management and stockholders and to link Company performance with executive pay, such that the Company’s achievement of challenging financial goals results in payment of annual incentives to our executive officers. The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2025

Our fiscal 2025 financial results reflect a transformational year for the Company with improved financial performance built on a strengthened business foundation and the operational infrastructure needed for sustained profitable growth.

Fiscal 2025 Business Highlights

●	Continued to refine our three-tiered product assortment strategy, with balanced good-better-best offerings, trend-right fashion and the addition of extreme value branded treasures, all focused on Black consumers
●	Launched our holiday “Joy Looks Good on You” marketing campaign, with over 55 million views and engagements, and refreshed our social media presence under @wearecititrends
●	Completed the implementation of an AI-based allocation system in the third quarter and began development of an AI-based merchandise planning system
●	Implemented foundational and fundamental standardized business practices throughout the organization to improve consistency of operating performance and efficiency of expense
●	Opened 3 new stores, remodeled 62 stores and closed 4 stores to end the year with 590 locations

Fiscal 2025 Financial Highlights

●	Total sales of $820.0 million increased $66.9 million, or 8.9%, compared to fiscal 2024
●	Comparable store sales increase of 9.7% vs fiscal 2024, 13.1% on a two-year basis, with the majority of the growth from increased transactions
●	Net income of $5.2 million, including the $11.0 million gain on the sale of the Savannah office building in the second quarter of fiscal 2025
●	Adjusted EBITDA[1] of $11.8 million, an increase of $26.0 million compared to fiscal 2024

1 Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, as well as additional details regarding the Company's use of this measure, please refer to Annex A of this proxy statement.

●	Cash of $66.1 million at the end of the fiscal year, with no debt and no drawings on our $75 million line of credit

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders held on June 5, 2025, approximately 90% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2025 proxy statement.

Our board of directors and the Compensation Committee appreciate and value the views of our stockholders and regularly solicit their input on matters such as executive compensation, board composition and other more general governance topics. In considering the consistently high approval rates of the advisory votes on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2025.

Going forward, future advisory votes on our named executive officer compensation, as well as direct communication with our stockholders on the subject, will serve as additional tools to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

At the 2023 annual meeting of stockholders, our stockholders expressed a preference that advisory votes on executive compensation take place annually. Consistent with this preference, the board of directors determined to continue to implement an annual advisory vote on executive compensation until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at the 2029 annual meeting.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce dedicated to the long-term success of the Company. In furtherance of those goals, our compensation program is designed to:

●	Enable the Company to attract, retain and motivate a team of high-quality executives who will create long-term stockholder value;
●	Create opportunities to participate in the ownership of the Company and to share in the value the executives help create, both directly and through managing those that report to them; and
●	Provide rewards that are proportional to each executive’s contribution to our success by including an individual component as well as an overall corporate performance component.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and the Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee works in concert with our CEO with respect to compensation decisions for our non-CEO named executive officers to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and supports the Company’s long-term strategic goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors for approval. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties. The Compensation Committee engaged Korn Ferry in 2024 to provide an analysis of the Company’s compensation practices and to provide the Compensation Committee with survey data and an update on current compensation trends. Korn Ferry continued to advise the Company in 2025 on executive compensation matters. In 2026, the Compensation Committee ended its engagement with Korn Ferry and engaged Mercer to provide advisory support related to executive compensation benchmarking, peer group analysis, incentive plan design, pay-versus-performance disclosures, CEO pay ratio analysis, and other proxy-related compensation matters. The Compensation Committee assessed the independence of the Compensation Consultants against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Korn Ferry or Mercer from independently advising the Compensation Committee. Neither consultant has any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty retailers that are similar in size to the Company. In 2025, the peer group used by the Compensation Committee consisted of the apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represented appropriate comparisons due to the similarity in business and financial characteristics. They were all either direct or tangential business competitors or geographically situated and similarly sized such that we considered them to be competitors for recruitment and retention purposes.

Boot Barn Holdings, Inc.	Shoe Carnival, Inc.
The Buckle Inc.	Tilly’s, Inc.
The Cato Corporation	Zumiez, Inc.
Destination XL Group, Inc.	Five Below, Inc.

The peer group referenced above was primarily used for purposes of reviewing and analyzing the competitiveness of the compensation paid to our CEO and CFO. In addition, as part of its analysis for setting 2025 compensation levels for other executive officers, the Compensation Committee reviewed compensation information provided by Korn Ferry from its proprietary 2024 survey of more than 160 retail companies, focusing on pay data from similarly-sized companies. The Compensation Consultant’s analysis focused on the following areas of compensation:

●	base salary;
●	annual cash incentives;
●	total cash compensation (the sum of base salary and annual cash incentives);
●	long-term equity incentives (a variable incentive vesting over a multi-year period); and
●	total direct compensation (the sum of total cash compensation and long-term equity incentives).

As part of our continued commitment to strong governance and market-aligned compensation practices, the Company is proactively evaluating and refining its peer group composition. In 2026 and beyond, we intend to broaden and regularly refine our peer group to include a more diverse set of companies that better reflect our evolving business model, scale, and competitive talent landscape. This approach is designed to enhance the rigor of our benchmarking process to support informed decision-making by the Compensation Committee and ensure that our executive compensation programs remain market-relevant, competitive, equitable, and aligned with long-term shareholder value creation.

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail company survey. Instead, the data is used as a guide and is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation appropriate for each individual within the context of the Company’s performance. The 2025 analysis by the Compensation Consultant indicated that base salaries for our executive officers were generally near the median in relation to the peer group or retail survey, as applicable, whereas total cash compensation, long-term equity incentives and total direct compensation at target levels for the majority of our executive officers were generally above median (between the 25th and 75th percentiles) in relation to the peer group or retail survey, as applicable. We believe this reflects an appropriate balance between short-term cash incentives that are earned based on annual performance and long-term equity incentives that are intended to align the interests of our executives with those of our shareholders.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries comprise the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year (and over prior years as applicable), scope of oversight and direct managerial responsibilities and changes in responsibilities, if any. In determining base salaries for fiscal 2025, the Compensation Committee considered each of these factors in the context of each named executive officer's total compensation package, including the appropriate balance of fixed and variable pay. Salary determinations reflect the totality of factors considered for each named executive officer individually and are not solely dependent on any single measure of performance or contribution. After considering these factors, the Compensation Committee determined to make changes to our named executive officers’ base salaries in fiscal 2025 as shown below:

	Fiscal 2024	Fiscal 2025
Name	Base Salary Rate ($)	Base Salary Rate ($)	% Change
Kenneth D. Seipel (1)	725,000	800,000	10.3%
Heather Plutino	488,063	488,063	0%
Lisa A. Powell	492,340	492,340	0%
Kyle Koenig	271,260	300,000	10.6%
Katrina George	313,875	313,875	0%

(1)	Mr. Seipel’s base salary increase reflects the combination of his Chief Executive Officer and Board Chair roles, in lieu of his previously paid $75,000 director retainer.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, including earnings before interest, taxes, depreciation, and amortization (“EBITDA2”). We believe the Company’s performance under this metric provides an effective way to evaluate the Company’s success and operational performance in any given year, directly impacting our compensation decisions with respect to our executive officers. We believe that linking our annual cash incentives to EBITDA, while providing long-term equity incentives earned based on stock price appreciation and EBITDA, provides an effective and balanced approach to executive compensation aligned with the interests of our stockholders.

Our annual cash incentive program offers our executive officers the opportunity to earn cash awards based on the level of EBITDA achieved during the fiscal year (with certain adjustments as further described below). Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year a meaningful challenge to our executive officers. The budgeted EBITDA that represents our target goal for our annual cash incentive program takes into account many key operating and financial factors, including:

●	Comparable store sales;

2 EBITDA is a non-GAAP financial measure. For a reconciliation of EBITDA to the most directly comparable GAAP financial measure, as well as additional details regarding the Company's use of this measure, please refer to Annex A.

●	Gross profit dollars;
●	Selling, general and administrative expenses, including store and distribution operating expenses as a percentage of sales; and
●	Corporate expenses.

Our CEO recommends a target award opportunity for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant and the Compensation Committee determines the appropriate target award for each executive. The CEO’s target award opportunity is determined by the Compensation Committee. For fiscal 2025, each named executive officer’s target award was as follows:

Name	Target Award
Kenneth D. Seipel	800,000
Heather Plutino	250,000
Lisa A. Powell	250,000
Katrina George	125,000
Kyle Koenig	125,000

The annual cash incentive program is directly linked to achievement of our budgeted EBITDA goals. Unusual and non-recurring items such as gains from sale-leasebacks, costs related to litigation, claim judgments or settlements and proxy contest expenses are excluded from both the budgeted and actual amounts used in the calculation of EBITDA for purposes of the annual cash incentive program. Since the calculation of cash incentives is based on performance versus budget, the exclusion of such items ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

Participation in the cash incentive program is broad-based, including named executive officers, the buying teams, store district and regional leaders and management in both the distribution centers and corporate functions. For roles below the senior leadership level, bonus is based partially on EBITDA performance, with the balance determined by functionally specific EBITDA-driving key performance metrics.

The Compensation Committee believes it is imperative to structure our compensation program to provide a direct pay-for-performance linkage, such that our executives are rewarded (or held accountable, as the case may be) for annual performance relative to the Company’s goals, and not paying any cash bonuses in years when the Company does not meet certain minimum thresholds is consistent with this philosophy. Accordingly, if the Company performs well and meets or exceeds its goals for the year, the executives are rewarded, but if the Company does not meet its threshold performance target, then the executives do not earn annual incentives.

For fiscal 2025, the program was intentionally structured to prioritize shareholder value by deferring associate participation until the first $20 million of EBITDA improvement, ensuring that no EBITDA-based bonuses would be paid unless the company achieved at least $20 million of year-over-year EBITDA growth, or $5.4 million of EBITDA (threshold performance). The design also incorporated a tiered-participation approach where lower-compensated job levels would be eligible to participate first then, as EBITDA increased, higher-compensated positions could participate.

Under this tiered structure, lower-compensated employee levels were the first to become bonus eligible as EBITDA increased, reaching bonus eligibility once threshold performance was achieved. Each successive tier, including the named executive officers along with other senior leadership and ultimately the CEO, became eligible only after all lower tiers had reached 100% of their respective target awards. Accordingly, the EBITDA level at which the CEO first became bonus eligible was $11.1 million, representing $25.3 million of year-over-year EBITDA improvement, which reflects the point at which all other participant levels had achieved their target awards. The CEO's own target award was not achieved until EBITDA reached $13.0 million, reflecting the CEO's position as the last tier to fully participate in the program.

Once all participant levels achieved their target bonus, the payout for all participants would increase up to 140% of target bonus, based on EBITDA performance.

The chart below reflects the various potential payout levels at different levels of performance, including for the named executive officers:

For fiscal 2025, actual EBITDA excluding bonus expense was $19.0 million, exceeding both the bonus payout threshold for the program and the maximum performance level for all participants. Accordingly, all named executive officers earned 140% of their respective target annual cash incentives.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table later in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of equity awards granted to our executive officers is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than himself), which take into account the executive’s past performance, the executive’s position within the Company and an evaluation of other elements of compensation provided to the executive officer. The Compensation Committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. In fiscal 2025, our named executive officers (other than CEO as discussed below) received long-term equity incentives with grant date values determined as a flat dollar amount. The awards consisted of (1) time-based restricted shares that vest over three years based on continued future employment with the Company, and (2) performance-based restricted stock units that vest 100% if the Company’s Adjusted EBITDA on a trailing twelve month basis equals or exceeds $40.0 million within the fiscal 2025 to fiscal 2027 period, and that level of profitability is maintained for a subsequent 90 days and otherwise do not vest. As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.

For more information regarding these long-term incentives granted to our named executive officers in fiscal 2025, please see “Grants of Plan-Based Awards in Fiscal 2025” and “Outstanding Equity Awards at 2025 Fiscal Year-End” and the related footnotes elsewhere in this proxy statement.

CEO Incentive Compensation

As Chief Executive Officer, Mr. Seipel is eligible to earn an annual cash incentive on the terms described in the “Annual Cash Incentives” section of this proxy statement. Mr. Seipel does not currently participate in the Long-Term Equity Incentive program described in this proxy. In lieu of that program, Mr. Seipel received a grant of 80,000 restricted shares of Company common stock on the date of his appointment as CEO on November 18, 2024, which vests ratably over three years starting on the first anniversary of the grant date. Upon his appointment, Mr. Seipel also received a performance-based grant of approximately 321,500 restricted shares of Company common stock, which may be earned based on the average closing price of the common stock equaling or exceeding six specific stock price hurdles for 45 consecutive trading days during a three-year performance period. Restricted shares that are earned based on meeting the stock price hurdles will vest within a four-year vesting period, subject to Mr. Seipel continuing to serve as Chief Executive Officer or a member of the Board of Directors. Each stock price hurdle represents a 20% increase in stock price. The objective of the CEO incentive compensation package is to create strong alignment with shareholder objectives through improved EBITDA performance and increased stock price. The following table outlines the six stock price hurdles and the percentage of restricted shares eligible to be earned at each level:

Performance-Based Vesting Schedule

Stock Price Target (45-Day Average)	% of Performance Shares Earned
$23.75 or higher	29%
$28.50 or higher	20%
$34.20 or higher	16%
$41.04 or higher	14%
$49.25 or higher	11%
$59.10 or higher	10%

The Compensation Committee designed Mr. Seipel's performance-based equity award with the objective of ensuring that his compensation is earned only upon meaningful and sustained appreciation in the Company's stock price. The award provides no guaranteed payout; restricted shares are earned incrementally as successively higher stock price hurdles are achieved and are forfeited in their entirety if the applicable hurdle is not achieved during the performance period. The structure is intended to align the CEO's compensation directly with stockholder value creation. Because shares are earned only upon sustained stock price appreciation measured over 45 consecutive trading days, the award is designed to prevent earning based on short-term or volatile price movements. Each earned tranche reflects a sustained increase in the Company's market value. The multi-year vesting schedule applicable to earned shares further ensures that Mr. Seipel's long-term retention and continued service remain tied to the Company's ongoing performance.

Since the award's inception, the Company's stock price has demonstrated meaningful appreciation. As of April 15, 2026, four of the six stock price hurdles have been achieved, with the Company's 45-day average closing price having successively reached $23.75, $28.50, $34.20, and $41.04. As a result, 253,987 restricted shares, representing approximately 79% of the total award of 321,502 shares, have been earned. The two remaining stock price hurdles of $49.25 and $59.10 have not yet been achieved, and the corresponding 67,515 shares remain unearned.

The Compensation Committee believes the achievement of four consecutive stock price hurdles reflects the Company's operational progress and execution against its strategic objectives, and is consistent with the pay-for-performance design of the award.

The following table summarizes the status of each tranche, the date of achievement, and the applicable vesting schedule for earned shares:

Stock Price Target (45-Day Avg. Closing Price)	% of Award	Number of Shares	Date Achieved	Status	Vesting Schedule
Earned Tranches
$23.75 or higher	29%	93,236	January 23, 2025	Earned	25% on each of 11/15/2025, 11/15/2026, 11/15/2027, and 11/15/2028

$28.50 or higher	20%	64,300	July 7, 2025	Earned	25% on each of 11/15/2025, 11/15/2026, 11/15/2027, and 11/15/2028
$34.20 or higher	16%	51,440	October 23, 2025	Earned	25% on each of 11/15/2025, 11/15/2026, 11/15/2027, and 11/15/2028
$41.04 or higher	14%	45,010	December 28, 2025	Earned	25% on 11/15/2026; 50% on 11/15/2027; 25% on 11/15/2028
Unearned Tranches (Remaining Performance Period)
$49.25 or higher	11%	35,365	—	Not Yet Earned	—
$59.10 or higher	10%	32,150	—	Not Yet Earned	—
Total Award:		321,502	253,987 shares earned (79% of total award); 67,515 shares unearned

Other Benefits

Retirement. We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites. During fiscal 2025, each named executive officer received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements. We have entered into severance agreements with all of our named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months’ base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a Change in Control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers and acts to mitigate self-serving behavior during a potential Change in Control by providing a safety net to our executives in the event the employment relationship is severed. The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March of each year. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors,” our Chief Executive Officer is expected to own common stock having a value equal to three times his base salary, and other executive officers are expected to own common stock having a value equal to two times their base salary. Each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, and shares of unvested time-based restricted stock and restricted stock units count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock received from the Company as compensation (except for shares withheld by the Company to satisfy withholding taxes).

Compensation Recoupment Policy

On December 1, 2023, our board of directors adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Company will recover all erroneously awarded incentive-based compensation received by current and former executive officers of the Company during the three completed fiscal years immediately preceding the date of the accounting that the Company is required to prepare the accounting restatement, as may be adjusted for any change in the Company’s fiscal year. Erroneously awarded incentive-based compensation is defined as the amount of such compensation that exceeds the amount of incentive-based compensation that would have otherwise been received had it been determined based on the restated amounts.

The Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

A copy of the Clawback Policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K.

Insider Trading Policy; Anti-Hedging Policy; Policy on Pledging

Our Insider Trading Policy sets forth guidelines and restrictions applicable to transactions involving our stock by our directors, officers and employees. Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities. These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. The Insider Trading Policy also prohibits directors and officers from engaging in short sales of the Company’s securities and any pledging of the Company’s securities as collateral for a loan.

We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K and is available in the “Governance” section of our investor relations website at https://ir.cititrends.com.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the Company’s named executive officers.

In connection with making decisions on executive compensation, the Compensation Committee takes into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs, while also maintaining flexibility and reserving the right to award non-deductible compensation as it deems appropriate.

Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2025, 2024 and 2023. Fiscal 2025 and 2024 were comprised of 52 weeks, while fiscal 2023 was comprised of 53 weeks.

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($) (1)	($)	($) (2)		($) (3)	($) (4)	($)
Kenneth D. Seipel (5)	2025	788,736	—	—		1,120,000	3,576	1,912,312
Chairman and Chief Executive Officer	2024	474,039	70,000	5,512,008	(5)	—	—	6,056,047
Heather Plutino	2025	488,337	—	631,064		350,000	11,742	1,481,143
Executive Vice President and Chief	2024	487,561	16,250	244,030		—	13,297	761,138
Financial Officer	2023	475,000	—	308,762		—	9,203	792,965
Lisa A. Powell	2025	492,595	—	631,064		350,000	13,423	1,487,082
Executive Vice President and Chief	2024	491,789	16,250	246,171		—	11,311	765,521
Merchandising Officer	2023	478,000	—	327,101		—	12,391	817,492
Katrina George	2025	313,875	—	361,103		175,000	3,303	853,281
Vice President, Human Resources	2024	313,726	16,250	78,464		—	3,297	411,737
Kyle Koenig	2025	295,579	—	361,103		175,000	5,927	837,609
Vice President, Stores & Real Estate	2024	270,058	12,000	67,808		—	4,342	354,208

(1)	Fiscal 2024 salary amounts have been revised from those previously reported to reflect the salary amounts actually earned during the applicable fiscal year. The amounts previously reported included compensation attributable to an additional payroll period that did not relate to services performed during the applicable fiscal year. This revision reflects a correction in presentation only and does not reflect any change in the base salary rates approved by the Compensation Committee. The previously reported amounts exceed the corrected fiscal 2024 amounts by $34,040 for Mr. Seipel, $18,268 for Ms. Plutino, $18,384 for Ms. Powell, $11,923 for Ms. George, and $10,154 for Mr. Koenig.
(2)	Reflects the grant date fair value of stock awards granted to the named executive officers, computed in accordance with FASB ASC Topic 718. In fiscal 2025, each of the named executive officers received grants of time-based restricted stock and performance-based restricted stock units (RSUs) tied to achievement of Adjusted EBITDA ex. B&E goals, except for Mr. Seipel who did not receive any equity awards. See footnote 5 for a description of the stock awards granted to Mr. Seipel during fiscal 2024. The grant date fair values of the time-based restricted stock awards and performance-based RSUs are based on the closing price of the Company's common stock on the date of grant (and the probable outcome of performance conditions, in the case of performance-based RSUs).
(3)	Reflects amounts earned under our annual cash incentive program.
(4)	All Other Compensation in 2025 includes amounts for each officer related to life and long-term disability insurance coverage and the Company’s 401(k) matching contributions, to the extent the officers participate in such programs.
(5)	Upon his appointment to Chief Executive Officer, Mr. Seipel received a performance-based restricted share grant of 321,502 shares, which may be earned based on the average closing price of the common stock equaling or exceeding six specific stock price hurdles for 45 consecutive trading days during a three-year performance period; restricted shares that are earned based on meeting the stock price hurdles will vest within a four-year vesting period, subject to Mr. Seipel continuing to serve as Chief Executive Officer or a member of the Board of Directors. The grant date fair value of the performance-based restricted share grant was $3,361,112.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Kenneth D. Seipel, our Chairman and Chief Executive Officer. The pay ratio figures below are considered to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For the fiscal year ended January 31, 2026, annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $24,523, and annual total compensation of our CEO was $1,912,312. Accordingly, for fiscal 2025, the ratio of CEO pay to median employee pay (other than the CEO) was 78:1.

Determining the Median Employee

Employee Population: The Company used our employee population data as of January 31, 2026, as the reference date for identifying our median employee. As of such date, our employee population consisted of 4,656 individuals, over 95% of whom were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full and part-time employees at all locations.

Methodology for Determining Our Median Employee, Compensation Measure and Annual Total Compensation of Median Employee: In identifying the median employee from our employee population, we chose gross pay for the final payroll in fiscal 2025 as our consistently applied compensation measure. We then annualized the compensation of all full-time and part-time permanent employees who were employed in said pay period (ended January 31, 2026). We did not make any cost-of-living adjustments. With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The median employee’s compensation includes items included in the Summary Compensation Table above, primarily base pay, bonus, company 401(k) contributions and other compensation.

Grants of Plan-Based Awards in Fiscal 2025

The following table sets forth the individual grants of awards to each of our named executive officers during fiscal 2025:

							All Other
							Stock Awards:	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under	Number of	Fair Value
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (3)	Shares of	of Stock and
	Approval	Grant	Threshold	Target	Maximum	Target	Stock or Units	Option Awards
Name	Date	Date	($) (2)	($)	($)	(#)	(#) (4)	($) (5)
Kenneth D. Seipel			—	800,000	1,120,000	—	—	—
Heather Plutino			—	250,000	350,000	—	—	—
	5/5/25	5/5/25	—	—	—	14,474	1,974	375,014
	6/10/25	6/10/25	—	—	—	7,500	—	256,050
Lisa A. Powell			—	250,000	350,000	—	—	—
	5/5/25	5/5/25	—	—	—	14,474	1,974	375,014
	6/10/25	6/10/25	—	—	—	7,500	—	256,050
Katrina George			—	125,000	175,000	—	—	—
	5/5/25	5/5/25	—	—	—	6,377	1,974	190,403
	6/10/25	6/10/25	—	—	—	5,000	—	170,700
Kyle Koenig			—	125,000	175,000	—	—	—
	5/5/25	5/5/25	—	—	—	6,377	1,974	190,403
	6/10/25	6/10/25	—	—	—	5,000	—	170,700

(1)	Reflects target and maximum payout values pursuant to our annual cash incentive program for fiscal 2025 performance, which will payout in fiscal 2026. For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement. In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Refer to the Annual Cash Incentive section of this proxy on page 28 for a description of Threshold payouts under the Company’s Incentive Plan.
(3)	Recipients may receive 100% of the target units if the Company’s Adjusted EBITDA on a trailing twelve-month basis equals or exceeds $40.0 million within the fiscal 2025 to fiscal 2027 period, and that level of profitability is maintained for a subsequent 90 days.
(4)	These awards of time-based restricted stock under the 2021 Incentive Plan vest in three equal installments on the first three anniversaries of the grant date.
(5)	Reflects the grant-date fair value of stock awards. The grant date fair value of time-based grants of restricted stock and performance-based restricted stock units tied to Adjusted EBITDA ex. B&E is based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance conditions. Each fair value measurement was computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2025 Fiscal Year-End

			Market Value of	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Shares		Shares or Units of	Number of Unearned Shares,		Market or Payout Value of
	or Units of Stock		Stock That Have	Units or Other Rights That		Unearned Shares, Units or Other
	That Have Not Vested		Not Vested	Have Not Vested		Rights That Have Not Vested
	(#)		($)	(#)		($) (15)
Kenneth D. Seipel	201,743	(1)	8,705,210	67,515	(1)	2,913,272
	53,332	(2)	2,301,276	—		—
	2,424	(3)	104,596	—		—
	2,426	(4)	104,682	—		—
	2,424	(5)	104,596	—		—
	2,424	(6)	104,596	—		—
	2,424	(7)	104,596	—		—
Heather Plutino	—		—	7,500	(12)	323,625
	1,974	(8)	85,178	14,474	(12)	624,553
	2,696	(9)	116,332	6,018	(13)	259,677
	3,188	(10)	137,562	9,601	(14)	414,283
Lisa A. Powell	—		—	7,500	(12)	323,625
	1,974	(8)	85,178	14,474	(12)	624,553
	2,696	(9)	116,332	6,071	(13)	261,964
	3,188	(10)	137,562	9,661	(14)	416,872
Katrina George	—		—	5,000	(12)	215,750
	1,974	(8)	85,178	6,377	(12)	275,168
	858	(9)	37,023	1,935	(13)	83,495
	1,501	(11)	64,768	—		—
Kyle Koenig	—		—	5,000	(12)	215,750
	1,974	(8)	85,178	6,377	(12)	275,168
	742	(9)	32,017	1,672	(13)	72,147
	861	(10)	37,152	2,612	(14)	112,708

(1)	On November 18, 2024, the Company granted a performance-based restricted stock award to the Chief Executive Officer. The total number of shares earned depends on the attainment of predefined average closing stock price targets measured over rolling 45-trading-day periods during the performance period ending November 15, 2027. Earned shares vest annually over a period extending through November 15, 2028.

(2)	Restricted shares were awarded on November 18, 2024 under the 2021 Incentive Plan. 50% of the amount vests on November 18, 2026, and the remaining 50% vests on November 2, 2027.

(3)	Restricted shares were awarded on November 2, 2024 under the 2021 Incentive Plan. 50 % of the amount vests on November 2, 2026, and the remaining 50% vests on November 2, 2027.

(4)	Restricted shares were awarded on October 2, 2024 under the 2021 Incentive Plan. 50% of the amount vests on October 2, 2026, and the remaining 50% vests on October 2, 2027.

(5)	Restricted shares were awarded on September 2, 2024 under the 2021 Incentive Plan. 50% of the amount vests on September 2, 2026, and the remaining 50% vests on September 2, 2027.

(6)	Restricted shares were awarded on August 2, 2024 under the 2021 Incentive Plan. 50% of the amount vests on August 2, 2026, and the remaining 50% vests on August 2, 2027.

(7)	Restricted shares were awarded on July 2, 2024 under the 2021 Incentive Plan. 50% of the amount vests on July 2, 2026, and the remaining 50% vests on July 2, 2027.

(8)	Restricted shares were awarded on May 5, 2025 under the 2021 Incentive Plan and vest in three equal annual installments beginning May 5, 2026.

(9)	Restricted shares were awarded on May 17, 2024 under the 2021 Incentive Plan. 50% of the amount vests on May 17, 2026, and the remaining 50% vests on May 17, 2027.

(10)	Restricted shares were awarded on May 5, 2023 under the 2021 Incentive Plan and vest on May 5, 2026.

(11)	Restricted shares were awarded on October 31, 2023 under the 2021 Incentive Plan and vest on October 31, 2026.

(12)	Reflects the target number of performance-based restricted stock units awarded during fiscal 2025 under the Citi Trends, Inc. 2021 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of Adjusted EBITDA ex. B&E. The number of units earned and vested will equal 100% of the target units upon achievement of cumulative Adjusted EBITDA on a trailing twelve-month basis equals or exceeds $46.4 million within the fiscal 2025 to fiscal 2027 period, and that level of profitability is maintained for a subsequent 90 days.

(13)	Reflects the target number of performance-based restricted stock units awarded during fiscal 2024 under the Citi Trends, Inc. 2021 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBITDA ex. B&E. The number of units earned and vested will equal 100% of the target units upon achievement of cumulative Adjusted EBITDA ex. B&E for fiscal years 2024 through 2026 that equals or exceeds $98.8 million. Recipients may receive up to 200% of the target units if cumulative Adjusted EBITDA ex. B&E for fiscal years 2024 through 2026 equals or exceeds $118.6 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBITDA ex. B&E values below $98.8 million but no target units will vest if cumulative Adjusted EBITDA ex. B&E is below $79.1 million.

(14)	Reflects target number of performance based restricted stock units awarded during fiscal 2023 under the Citi Trends, Inc. 2021 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBITDA ex. B&E for fiscal 2025. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBITDA ex. B&E of $45.0 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBITDA ex. B&E of $54.0 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBITDA ex. B&E. No units will be earned or vest for an Adjusted EBITDA ex. B&E level below $36.0 million. On March 17, 2026, these awards were deemed unearned as Adjusted EBITDA for fiscal 2025 was $24.4 million, below the $36.0 million threshold.

(15)	Market value is based on the closing stock price of $43.15 on January 30, 2026 the last trading day of our 2025 fiscal year.

Option Exercises and Stock Vested in Fiscal 2025

The following table sets forth information concerning each vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($)(1)
Kenneth D. Seipel	84,985	3,303,901
Heather Plutino	6,636	178,026
Lisa A. Powell	6,601	155,546
Katrina George	1,933	65,089
Kyle Koenig	1,586	36,491

(1)	Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers. Each severance agreement provides that if the Company terminates an executive’s employment without cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a change in control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased (a “Qualifying Termination”), the Company will provide the executive with separation payments of twelve months base salary, and will pay the executive the full monthly cost, less applicable tax withholdings, to maintain the same level of group health insurance maintained by the executive as of their separation from service for twelve months. Mr. Seipel’s severance agreement also provides him with the severance benefits noted above if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a change in control has occurred).

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

Pursuant to the terms of the 2021 Incentive Plan and applicable award agreements, all outstanding options and unvested time-based restricted stock awards held by the named executive officers will become fully vested upon a change in control .With respect to Mr. Seipel’s performance-based restricted stock award, upon an involuntary termination without cause, a voluntary termination for good reason (including, among other things, a material reduction in base salary, a material adverse change in title or responsibilities, or a required relocation of more than 50 miles), or a termination due to death or disability, all earned restricted shares will vest in full and the next tranche of unearned restricted shares will be deemed earned and vest immediately. Upon a change in control, the performance goals applicable to Mr. Seipel’s award will be assessed based on the value of the Company's common stock implied by the transaction, and all earned restricted shares will vest in full.

The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment without cause at the close of business on January 31, 2026, or if a change in control of the Company and qualifying termination of the executive had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k) retirement plan that are generally available to all of our salaried employees.

	Kenneth D.	Heather	Lisa A.	Kyle	Katrina
	Seipel	Plutino	Powell	Koenig	George
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (1)	$800,000	$488,063	$492,340	$300,000	$313,875
COBRA Payments	$20,135	$20,135	$18,747	$—	$14,305
Total	$820,135	$508,198	$511,087	$300,000	$328,180
Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (1)	$800,000	$488,063	$492,340	$300,000	$313,875
COBRA Payments	$20,135	$20,135	$18,747	$—	14,305
Value of Accelerated Unvested Restricted Stock (2)	$7,922,599	$1,637,586	$1,642,462	$614,370	480,864
Total	$8,742,734	$2,145,784	$2,153,549	$914,370	$809,044
Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (2)	$7,922,599	$1,637,586	$1,642,462	$614,370	$480,864
Total	$7,922,599	$1,637,586	$1,642,462	$614,370	$480,864

(1)Reflects cash severance equal to 12 months of the executive’s fiscal 2025 annual salary.
(2)Reflects the value of time-based and performance-based restricted stock awards using the closing stock price of the Company's common stock on January 30, 2026 ($43.15).
(3)Mr. Seipel was appointed as Interim Chief Executive Officer effective June 2, 2024 and became Chief Executive Officer effective November 18, 2024. On April 2, 2025, Mr. Seipel, our Chief Executive Officer, was appointed as Chairman of the Board. In addition to a termination by the Company without Cause, Mr. Seipel would be entitled to these benefits if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).
(4)Mr. Koenig joined the Company in 2016 and became an Executive Officer in fiscal 2024.
(5)Ms. George joined the Company in 2023 and became an Executive Officer in fiscal 2024.

Pay Versus Performance

The following table shows the total compensation for our Named Executive Officers (NEOs) for the past fiscal years listed below as set forth in the Summary Compensation Table (SCT), the “compensation actually paid” (CAP) to our Principal Executive Officers (PEOs), and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our Total Shareholder Return (TSR), the Dow Jones US Specialty Retailers Index, our net income, and our Company Selected Measure, Adjusted EBITDA ex. B&E.

							Value ($) of Initial Fixed $100
	SCT ($) for	CAP ($) to	SCT ($) for	CAP ($) to	Average	Average	Investment Based On:			Adjusted
Fiscal	Mr. Seipel	Mr. Seipel	Mr. Makuen	Mr. Makuen	SCT ($)	CAP ($)	Citi Trends	Peer Group	Net Income	EBITDA ex. B&E
Year	(PEO 1)	(PEO 1)	(PEO 2)	(PEO 2)	for NEOs	to NEOs	TSR	TSR	($M)	($M)
(a)	(b)[1]	(c)[2]	(d)[1]	(e)[2]	(f)[3]	(g)[2]	(h)[4]	(i)[4]	(j)	(k)[5]
2025	1,912,312	9,544,577	—	—	1,164,779	1,541,368	73.14	159.96	5.2	24.4
2024	6,056,047	10,305,617	1,495,502	265,991	563,027	392,412	43.90	167.01	(43.2)	(11.3)
2023	—	—	1,751,579	1,191,613	615,206	513,982	45.64	112.85	(12.0)	5.6
2022	—	—	1,730,016	(331,897)	483,470	122,735	53.36	96.22	58.9	35.6
2021	—	—	2,979,581	2,882,746	1,140,197	1,200,526	82.58	100.89	62.2	123.7

(1)

The dollar amounts reported in columns (b) and (d) are the amounts of total compensation reported for Mr. Seipel (Interim Chief Executive Officer effective June 2, 2024, Chief Executive Officer effective November 18, 2024 and Chairman of the Board effective April 2, 2025) and Mr. Makuen (Chief Executive Officer and Principal Executive Officer until August 3, 2024) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table on page 34.

(2)

The dollar amounts reported in columns (c), (e) and (g) represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends, if any, are factored into the fair value of the award. The following table details these adjustments:

All table values in $
			Grant Date	Year End	Change in	Change in	Change in	Change in Value
Fiscal			Value of	Value of	Value of	Value of	Value of	of Awards Granted	Total Equity
Year	Executives	SCT	New Awards	New Awards	Prior Awards	Vested Awards	Forfeited Awards	and Vested in '24	Award Adjustments	CAP
		(a)	(b)	(i)	(ii)	(iii)	(iv)	(v)	(c)=(i)+(ii)+(iii)+(iv)+(v)	(d)=(a)-(b)+(c)
2025	PEO 1	1,912,312	—	—	6,425,277	1,206,988	—	—	7,632,265	9,544,577
	Others	1,164,779	496,084	804,726	67,655	293	—	—	872,673	1,541,368

(a)The dollar amounts reported in the Summary Compensation Table for the applicable year.

(b)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(c)The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following:

(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)

the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that vest in applicable year, the change in the fair value as of the vesting date from the beginning of the applicable year.
(iv)	for awards that failed to meet vesting conditions in the applicable year, the fair value from the end of prior fiscal year.
(v)	for awards that were granted and vest in the applicable year, the fair value as of the vesting date.

The valuation assumptions and processes used to recalculate fair values did not materially differ from those disclosed at the time of grant, except for PSU awards whose year-end and vesting date values are adjusted by the probability of achievement as of each such date.

(d)	“Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

(3)	The dollar amounts reported in column (f) are the average amounts of total compensation reported for the other Named Executive Officers for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table on page 34. For each of 2021, 2022, 2023, 2024 and 2025, the other NEOs were:

2025	2024	2023	2022	2021
Heather Plutino	Heather Plutino	Heather Plutino	Heather Plutino	Pamela Edwards
Lisa Powell	Lisa Powell	Lisa Powell	Pamela Edwards	Lisa A. Powell
Katrina George	Katrina George	Vivek Bhargava	Lisa A. Powell	Ivy D. Council
Kyle Koenig	Kyle Koenig	Ivy Council	Ivy D. Council	James A. Dunn
	Vivek Bhargava	Charles Hynes	Charles J. Hynes
Jason Moschner

(4)	TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the Dow Jones US Specialty Retailers Index.
(5)	For 2025, our Company Selected Measure is Adjusted EBITDA ex. B&E. In prior years, we used Adjusted EBIT. For more details, refer to our Compensation Discussion and Analysis, beginning on pag e 25.

Company Selected Measure ($M)	2025	2024	2023	2022	2021
Adjusted EBITDA ex B&E	24.4	-11.3	5.6	35.6	123.7
Adjusted EBIT	5.3	-33.0	-17.5	11.4	91.4

Relationship Between “Compensation Actually Paid” and Performance Measures

We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our Compensation Discussion and Analysis, beginning on page 25. A large portion of NEO compensation is reliant on stock price and as such “compensation actually paid” each year was aligned with TSR performance. The tables below show the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR and the Peer Group TSR; (ii) the Company’s net income; and (iii) the Company Selected Measure, Adjusted EBITDA ex. B&E.

2025 Performance Measures

As required by SEC rules, the performance measure identified as the most important for NEOs’ 2025 compensation decisions is Adjusted EBITDA excluding Bonus & Equity (“Adjusted EBITDA ex. B&E”).

Executive Compensation – Equity Compensation Plan Information

The following table represents those securities authorized for issuance as of January 31, 2026 under our existing equity compensation plans.

Number of securities
remaining available for
	Number of securities to		Weighted average		future issuance under
	be issued upon exercise		exercise price of		equity compensation
	of outstanding options,		outstanding options,		plans (excluding
	warrants and rights		warrants and rights		securities reflected in
Plan category	(a)		(b)		column (a))(c)
Equity compensation plans approved by security holders	348,256	(1)	—	(2)	694,570	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	348,256		—		694,570

(1)	Includes shares issuable pursuant to performance-based restricted stock units (based on maximum payout levels) granted under the Citi Trends, Inc. 2021 Incentive Plan. Does not include unvested restricted stock totaling 489,629 shares.
(2)	No options were outstanding as of January 31, 2026.
(3)	Reflects shares available for awards of options, restricted stock, restricted stock units and other performance awards under the Citi Trends, Inc. 2021 Incentive Plan.

Risk and Employee Compensation

We believe that the Company’s compensation policies are appropriately structured and do not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. Our compensation program is designed to maintain a reasonable balance between risk and reward, supporting both short- and long-term Company performance. The Board of Directors reviews the assumptions underlying the annual budget and incentive plans and participates in strategic planning to promote alignment between management’s goals and the Company’s overall strategy. Our company-wide compensation programs are generally consistent with market practices among peer retailers, and performance targets for our named executive officers are based on overall company performance, rather than the performance of individual business units. In addition, the combination of annual cash incentives and long-term equity compensation is designed to promote disciplined decision-making, sustainable growth and long-term stockholder value creation.

Director Compensation

Annual Retainers. During fiscal 2025, all non-employee directors received an annual retainer fee of $84,000 (payable quarterly and prorated for any director that served for less than the full year). We also provided the following additional annual retainers: Lead Independent Director, $25,000; Chair of the Audit Committee, $12,000; Chair of the Compensation Committee, $8,000; Chair of the Nominating and Corporate Governance Committee, $8,000; and Chair of the Finance Committee, $8,000.

Equity Awards. During fiscal 2025, each non-employee director received a restricted stock award with a grant date value equal to approximately $76,750, subject to vesting on the one-year anniversary of the grant date.

We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Director Compensation Table for Fiscal 2025

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services as a member of the board of directors during fiscal 2025, except for Mr. Seipel, our current Chairman and Chief Executive Officer, whose compensation for serving as Chairman and his compensation for serving as Chief Executive Officer is reflected in the Summary Compensation Table above.

	Fees Earned		Stock
	in Cash		Awards	Total
Name	($)		($) (1)	($)
Margaret L. Jenkins	85,100		76,750	161,850
Cara Robinson	85,100		76,750	161,850
Michael S. Kvitko	102,770	(2)	76,750	179,520
Chaoyang (Charles) Liu	77,700		76,750	154,450
David A. Heath	90,200		76,750	166,950
Wesley Calvert	59,300		76,750	136,050
Pamela Edwards	61,600		76,750	138,350

(1)	Reflects the grant-date fair value of 2,277 shares of restricted stock granted to Messrs. Kvitko, Liu, Heath and Calvert and Mses. Jenkins, Robinson and Edwards computed in accordance with FASB ASC Topic 718 based on the closing price of the Company's common stock on the previous day of the date of grant of June 5, 2025. All shares granted to Messrs. Kvitko, Liu, Heath and Calvert and Mses. Jenkins, Robinson and Edwards vest on the first anniversary of the grant date.
(2)	Mr. Kvitko's fees earned include a one-time $25,000 special fee approved by the Board for extraordinary services rendered in connection with the Company's evaluation of potential strategic acquisitions.

The following table summarizes the aggregate number of shares of restricted stock held by each of the non-employee directors as of January 31, 2026. Each of the grants were made pursuant to a restricted stock award agreement, the form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2021. There were no awards of stock options to directors in fiscal 2025, and as of January 31, 2026, no director held any stock options.

Number of Shares
of Stock That
Name	Have Not Vested
Margaret L. Jenkins	2,277
Cara Robinson	2,277
Michael Kvitko	2,277
Chaoyang (Charles) Liu	2,277
David Heath	2,277
Wesley Calvert	2,277
Pamela Edwards	2,277

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 25, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2025 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, our board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We conduct “say-on-pay” advisory votes on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2027 annual meeting of stockholders.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a Code of Business Conduct, which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct, include, among other things: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct requires that the Audit Committee review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

Except as set forth below, the Company had no related party transactions to disclose pursuant to Item 404 of the SEC’s Regulation S-K.

The Company entered into a Cooperation Agreement with Fund 1, the beneficial owner of more than 31% of the Company’s common stock, on March 25, 2025. See “Agreements with Stockholders” above for a description of the Cooperation Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 15, 2026, for the following persons:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our directors and named executive officers; and
●	all directors and executive officers as a group.

The table below lists applicable percentage ownership based on 8,361,054 shares of common stock outstanding as of April 15, 2026. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 15, 2026, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Directors and Executive Officers

	Number of Shares of	Percentage of
	Common	Class
Name of Beneficial Owner	Stock Beneficially Owned
Kenneth D. Seipel	685,444	8.0%
Heather Plutino	22,288	*
Lisa A. Powell	25,531	*
Katrina George	6,174	*
Kyle Koenig	12,119	*
Margaret L. Jenkins	14,163	*
Cara Robinson	12,952	*
Michael S. Kvitko	5,288	*
Chaoyang (Charles) Liu	5,288	*
David A. Heath	8,788	*
Pamela Edwards	2,277	*
Benjamin Faw (1)	487	*

Directors and executive officers as a group (13 persons)	804,979	9.6%

* Denotes less than 1%

(1)	Mr. Faw joined the Company’s Board of Directors effective February 19, 2026.

Beneficial Ownership of Largest Shareholders

	Number of Shares of Common	Percentage of
Name and Address of >5% Beneficial Owner	Stock Beneficially Owned	Class
Fund 1 Investments, LLC (1) 100 Carr 115 Unit 1900, Rincon, Puerto Rico 00677	2,573,486	31.1%
Kenneth D. Seipel (2) 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia, USA 31405	685,444	8.2%
Divisadero Street Capital Management, LP (3) 3480 Main Highway, Suite 204 Miami, Florida, USA 33133	472,151	5.7%
Shay Capital (4) 280 Park Avenue, 5th Floor West, New York, New York, USA 10017	549,594	5.1%

(1)	This information is based on an Amendment No. 15 to Schedule 13D dated as of April 16, 2025 and filed on April 28, 2025. The securities listed are held for the benefit of private investment funds for which Pleasant Lake Partners LLC (“PLP”) serves as investment advisor. Fund 1 Investments LLC (“Fund 1”) serves as managing member of PLP. Fund 1 has sole voting power and sole dispositive power with respect to all of the listed shares.
(2)	This information is based on a Form 4 filed by Mr. Seipel on April 22, 2026.
(3)	This information is based on a Schedule 13G dated as of March 19, 2026 and filed on March 24, 2026. Divisadero Street Capital Management, LP, William Zolezzi, Divisadero Street Partners, L.P., Divisadero Street Partners GP, LLC and Divisadero Street Capital, LLC have shared voting power and shared dispositive power with respect to all of the listed shares.
(4)	This information is based on a Schedule 13G dated as of April 11, 2025 and filed on April 17, 2025. Shay Capital LLC and Shay Capital Holdings LLC have shared voting power and shared dispositive power with respect to all of the listed shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5 filed with the SEC, and written representations from certain reporting persons that no Form 5 was required for fiscal 2025, the Company believes that during fiscal 2025, all directors, executive officers and greater than ten percent stockholders complied with the reporting requirements of Section 16(a) of the Exchange Act, except as described below.

The following late filings occurred during fiscal 2025:

•	Kyle Koenig filed one late Form 4 on March 31, 2025, reporting one reportable transaction;
•	Lisa Powell filed one late Form 4 on March 31, 2025, reporting one reportable transaction;
•	Margaret Jenkins filed one late Form 4 on September 5, 2025, reporting one reportable transaction;
•	Katrina George filed one late Form 4 on January 6, 2026, reporting one reportable transaction; and
•	Kenneth D. Seipel filed one late Form 4 on April 22, 2026, reporting one reportable transaction.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027, and further directed that the appointment of Deloitte & Touche LLP be submitted for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since June 9, 2021. We understand that a representative from Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In determining whether to reappoint Deloitte & Touche LLP as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services. If the appointment of Deloitte & Touche LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of Deloitte & Touche LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to Deloitte & Touche LLP relating to the audit of our fiscal 2025 and 2024 financial statements and the fees billed to us in fiscal 2025 and 2024 by Deloitte & Touche LLP for other professional services:

Type of Fees	2025	2024
Audit Fees (1)	$755,000	$725,000
Audit-Related Fees	6,300	4,300
Tax Fees	—	—
All Other Fees	—	—
Total	$761,300	$729,300

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2025 and 2024.

Audit Committee Pre-Approval Policy

In accordance with the Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to the Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” ratification, on a non-binding basis, of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 30, 2027.

OTHER BUSINESS

We know of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named as proxies in the enclosed proxy card to vote such proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to Rule 14a-8 of the Exchange Act intended to be included in the Company’s proxy statement and proxy card relating to the 2027 annual meeting of stockholders must be received by us at the address listed below no later than January 1, 2027. In addition, if you desire to bring business (including director nominations) before our 2027 annual meeting of stockholders, you must comply with the Company’s bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than February 10, 2027 and no later than March 12, 2027. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card relating to the 2026 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable law, including applicable regulations of the SEC in effect at the time such proposal is received. In addition to satisfying the foregoing requirements under SEC Rule 14a-8(e), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the universal proxy rules by providing notice that sets forth the information required by, and otherwise satisfies the requirements of, Rule 14a-19 under the Exchange Act by no later than March 12, 2027.

Notices of intention to present proposals at or to include proposals in the Company’s proxy statement and proxy card relating to the 2027 annual meeting should be addressed to the Company, Attention: Secretary, 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia 31405.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding” and which will be implemented for the delivery of the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2025 Annual Report, provides convenience for shareholders and cost savings for companies. Householding will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Citi Trends, Inc., c/o Corporate Secretary, 17 Park of Commerce Boulevard, Suite 200, Savannah, Georgia 31405, by calling (912) 236-1561 or by contacting our Investor Relations department at CitiTrendsIR@icrinc.com. We will respond promptly to such requests.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

ANNEX A:

DESCRIPTION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement includes information on Adjusted EBITDA, which is a non-GAAP financial measure (“non-GAAP”). In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus income tax expense (benefit), depreciation, and amortization (“EBITDA”), and non-cash deductions and charges, and other expenses.

Adjusted EBITDA has limitations as an analytical tool. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to or substitute for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs, and non-recurring items.

	Fiscal Year
	2025	2024
Reconciliation of Adjusted EBITDA (in thousands)
Net income (loss)	$5,207	$(43,170)
Interest income	(1,993)	(2,473)
Interest expense	342	319
Income tax expense	296	5,836
Depreciation	18,482	18,822
Gain on sale of building	(10,960)	—
Gain on insurance	(482)	—
Asset impairment	579	2,536
Lease termination fee	390	—
Severance	388	653
Shareholder matters	146	1,746
Cyber incident expenses	(597)	36
CEO transition expenses	—	1,479
Adjusted EBITDA	$11,798	$(14,216)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000705351_1 R2.09.05.010 CITI TRENDS, INC. ATTN: LOVESH PURI, ESQ. 17 PARK OF COMMERCE BOULEVARD, SUITE 200 SAVANNAH, GA 31405 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/09/2026 for shares held directly and by 11:59 P.M. ET on 06/07/2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/09/2026 for shares held directly and by 11:59 P.M. ET on 06/07/2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Pamela Edwards 1B Benjamin Faw 1C David Heath 1D Margaret L. Jenkins 1E Michael Kvitko 1F Charles Liu 1G Cara Robinson 1H Kenneth D. Seipel The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement. 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000705351_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and 2025 Annual Report/Form 10-K are available at www.proxyvote.com CITI TRENDS, INC. Annual Meeting of Stockholders June 10, 2026 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Kenneth D. Seipel, as proxy, with the power to appoint his substitute, and hereby authorize him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CITI TRENDS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT, on June 10, 2026, at www.virtualshareholdermeeting.com/CTRN2026 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side